Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 20, 2015	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 1, 2015 was $23.5 million, or $0.49 per share ($0.49 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 1, 2015 increased 0.1 percent to $236.1 million from net sales of $235.7 million for the prior year 13-week fiscal quarter ended August 2, 2014. Comparable store net sales for the 13-week period ended August 1, 2015 decreased 1.7 percent from comparable store net sales for the prior year 13-week period ended August 2, 2014. Online sales increased 17.4 percent to $20.1 million for the 13-week period ended August 1, 2015, compared to net sales of $17.1 million for the 13-week period ended August 2, 2014.

Net sales were $507.4 million for both the 26-week fiscal period ended August 1, 2015 and the 26-week fiscal period ended August 2, 2014. Comparable store net sales for the 26-week period ended August 1, 2015 decreased 2.0 percent from comparable store net sales for the prior year 26-week period ended August 2, 2014. Online sales increased 14.9 percent to $44.3 million for the 26-week period ended August 1, 2015, compared to net sales of $38.6 million for the 26-week period ended August 2, 2014.

Net income for the second quarter of fiscal 2015 was $23.5 million, or $0.49 per share ($0.49 per share on a diluted basis), compared with $24.5 million, or $0.51 per share ($0.51 per share on a diluted basis) for the second quarter of fiscal 2014.

Net income for the 26-week fiscal period ended August 1, 2015 was $57.1 million, or $1.19 per share ($1.18 per share on a diluted basis), compared with $61.8 million, or $1.29 per share ($1.29 per share on a diluted basis) for the 26-week period ended August 2, 2014.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1096 and reference the conference code 365745. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 365745.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 464 retail stores in 44 states. As of the end of the fiscal quarter, it operated 464 stores in 44 states compared with 456 stores in 44 states at the end of the second quarter of fiscal 2014.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014

SALES, Net of returns and allowances	$236,053	$235,725	$507,398	$507,400

COST OF SALES (Including buying, distribution, and occupancy costs)	141,458	140,800	299,206	295,275

Gross profit	94,595	94,925	208,192	212,125

OPERATING EXPENSES:
Selling	46,358	46,311	95,512	94,105
General and administrative	11,060	9,843	22,698	20,037
	57,418	56,154	118,210	114,142

INCOME FROM OPERATIONS	37,177	38,771	89,982	97,983

OTHER INCOME, Net	272	260	1,008	605

INCOME BEFORE INCOME TAXES	37,449	39,031	90,990	98,588

PROVISION FOR INCOME TAXES	13,968	14,558	33,939	36,773

NET INCOME	$23,481	$24,473	$57,051	$61,815

EARNINGS PER SHARE:
Basic	$0.49	$0.51	$1.19	$1.29

Diluted	$0.49	$0.51	$1.18	$1.29

Basic weighted average shares	48,074	47,891	48,074	47,889
Diluted weighted average shares	48,202	48,066	48,195	48,057

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 1, 2015	January 31, 2015 (1)	August 2, 2014

CURRENT ASSETS:
Cash and cash equivalents	$122,458	$133,708	$169,460
Short-term investments	19,838	25,857	17,158
Receivables	16,037	8,567	12,355
Inventory	150,789	129,921	128,184
Prepaid expenses and other assets	27,707	26,536	30,761
Total current assets	336,829	324,589	357,918

PROPERTY AND EQUIPMENT	442,954	427,915	411,969
Less accumulated depreciation and amortization	(265,296)	(255,252)	(245,945)
	177,658	172,663	166,024

LONG-TERM INVESTMENTS	48,455	43,698	43,903
OTHER ASSETS	1,978	2,043	2,082

	$564,920	$542,993	$569,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$59,212	$35,714	$51,631
Accrued employee compensation	18,884	36,920	20,082
Accrued store operating expenses	10,495	9,984	11,078
Gift certificates redeemable	17,662	23,992	16,910
Income taxes payable	—	15,661	—
Total current liabilities	106,253	122,271	99,701

DEFERRED COMPENSATION	13,576	14,261	13,916
DEFERRED RENT LIABILITY	40,804	40,566	39,597
OTHER LIABILITIES	9,769	10,617	9,969
Total liabilities	170,402	187,715	163,183

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,531,973 shares at August 1, 2015, 48,379,613 shares at January 31, 2015, and 48,374,622 shares at August 2, 2014	485	484	484
Additional paid-in capital	135,621	131,112	128,333
Retained earnings	258,837	224,111	278,680
Accumulated other comprehensive loss	(425)	(429)	(753)
Total stockholders’ equity	394,518	355,278	406,744

	$564,920	$542,993	$569,927

(1) Derived from audited financial statements.